EXHIBIT 23.1

Report and Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ply Gem Holdings, Inc:

The audits referred to in our report dated March 25, 2008, included the related financial statement schedule as of December 31, 2007, and for each of the years in the three-year period ended December 31, 2007, included in the registration statement. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading “Experts” in the prospectus.  The audit report covering the 2006 consolidated financial statements refers to the adoption of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment.

/s/ KPMG LLP

Kansas City, Missouri
September 4, 2008